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EXHIBIT 1

STOCK AND SENIOR NOTE
PURCHASE AGREEMENT
by and between
DEUTSCHE BANK TRUST COMPANY AMERICAS
(FORMERLY KNOWN AS BANKERS TRUST COMPANY),
as Seller
and
HARRAH'S OPERATING COMPANY, INC.,
as Purchaser
Dated as of June 6, 2002

STOCK AND NOTE PURCHASE AGREEMENT

        This STOCK AND NOTE PURCHASE AGREEMENT (the "Agreement"), dated as of June 6, 2002, is entered into by and among Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company), a New York banking corporation (the "Seller"), and Harrah's Operating Company, Inc., a Delaware corporation (the "Purchaser").

R E C I T A L S:

        WHEREAS, the Seller owns (i) U.S. $22,235,000 aggregate principal amount of Series A Notes due 2008 (the "Series A Notes"), U.S. $22,235,000 aggregate principal amount of Series B Notes due 2008 (the "Series B Notes"), U.S. $1,377,928 aggregate principal amount of Secondary Securities due 2008 (the "Secondary Securities" and, together with the Series A Notes and the Series B Notes, the "Senior Notes"), each issued pursuant to an indenture dated as of March 30, 2001 (the "Indenture"), among Jazz Casino Company, L.L.C. (the "Issuer"), JCC Holding Company ("Holding"), JCC Canal Development, L.L.C., JCC Development Company, L.L.C. and Wells Fargo Bank Minnesota, National Association, as trustee (the "Trustee") and (ii) 1,734,068 shares of common stock of Holding, par value U.S. $.01 per share (the "Shares" and, together with the Senior Notes, the "Securities"); and

        WHEREAS, the Seller desires to sell to the Purchaser and the Purchaser desires to purchase from the Seller all of the Securities and all rights of ownership of the Securities, including the right to vote the Shares, upon the terms and conditions set forth in this Agreement.

        NOW, THEREFORE, in consideration of the promises and the mutual representations, warranties and covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS; RULES OF CONSTRUCTION

        Section 1.1    Definitions.    When used in this Agreement, the following terms shall have the respective meanings specified below:

        "AAA" shall have the meaning assigned to such term in Section 6.4.

        "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power (i) to vote 20% or more of the securities having ordinary voting power for the election of directors of such corporation or (ii) to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

        "Agreement" shall mean this Stock and Senior Note Purchase Agreement, as amended, restated, modified or supplemented from time to time.

        "Business Day" shall mean any day except Saturday, Sunday and any day which shall be in New York City, New York, a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close.

        "Closing" shall have the meaning given to such term in Section 2.3.

        "Closing Date" shall mean the date on which all of the conditions set forth in Sections 4.1 and 4.2 are satisfied or waived by the appropriate party.

        "Closing Payment" shall have the meaning assigned to such term in Section 2.2.

        "Dollars" or "U.S. $" shall mean the lawful currency of the United States of America.

(i)

        "Governmental Authority" means any national, state or sovereign government, and any federal, regional, state, provincial, municipal, local, city government or other political subdivision, legislative body, administrative agency or governmental or quasi-governmental body (including their respective successors) or courts or any political subdivision thereof.

        "Holding" shall have the meaning assigned to such term in the Recitals.

        "Indemnified Party" shall have the meaning assigned to such term in Section 6.3.

        "Indemnifying Party" shall have the meaning assigned to such term in Section 6.3.

        "Indenture" shall have the meaning assigned to such term in the Recitals.

        "Issuer" shall have the meaning assigned to such term in the Recitals.

        "Lien" shall mean liens, security interests, options, rights of first refusal, mortgages, charges, indentures, deeds of trust, licenses to third parties, leases to third parties, security agreements, voting agreements, voting trusts, irrevocably proxies or any other encumbrances and other restrictions or limitations on voting, disposition or other use of the Securities or irregularities in title thereto.

        "Losses" shall have the meaning assigned to such term in Section 6.2.

        "Lost Secondary Securities" shall have the meaning assigned to such term in Section 2.4.

        "Person" shall mean any individual, corporation, company, limited public company, limited private company, partnership, corporation, limited liability company, business trust, joint stock company, unincorporated association, joint venture, investment fund, other entity of whatever nature or Governmental Authority.

        "Proxies" shall have the meaning assigned to such term in Section 2.4.

        "Purchase Price" shall have the meaning assigned to such term in Section 5.1.

        "Purchaser" shall have the meaning assigned to such term in the Preamble.

        "Record Holder" shall have the meaning assigned to such term in Section 2.4.

        "Secondary Securities" shall have the meaning assigned to such term in the Recitals.

        "Securities" shall have the meaning assigned to such term in the Recitals.

        "Senior Notes" shall have the meaning assigned to such term in the Recitals.

        "Senior Notes Closing Payment" shall have the meaning assigned to such term in Section 2.2.

        "Series A Notes" shall have the meaning assigned to such term in the Recitals.

        "Series B Notes" shall have the meaning assigned to such term in the Recitals.

        "Shares" shall have the meaning assigned to such term in the Recitals.

        "Shares Closing Payment" shall have the meaning assigned to such term in Section 2.2.

        "Specified Date" shall have the meaning assigned to such term in Section 5.2.

        "Subsidiary" shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time.

(ii)

        "Third Person" shall have the meaning assigned to such term in Section 6.5.

        "Third-Person Claim" shall have the meaning assigned to such term in Section 6.5.

        Section 1.2    Rules of Construction.    In this Agreement, unless the context otherwise requires:

          (a)  any reference in this Agreement to "writing" or cognate expressions includes a reference to facsimile transmission or comparable means of communication;

          (b)  words importing the singular number shall include the plural and vice versa, words importing the masculine shall include the feminine and neuter gender and vice versa;

          (c)  references to Articles, Sections and Recitals are references to articles, sections, exhibits, schedules and recitals of this Agreement;

          (d)  reference to "day" or "days" are to calendar days; and

          (e)  this "Agreement" or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented.

ARTICLE II

SALE OF THE SECURITIES

        Section 2.1    Sale of the Securities.    Subject to the terms and conditions set forth in this Agreement, the Seller agrees irrevocably, without recourse and without any representation and warranty (whether express or implied) except as set forth in this Agreement, to sell, assign, convey, transfer and deliver to the Purchaser on the Closing Date, and the Purchaser agrees to purchase from the Seller on the Closing Date, the Securities and all rights of ownership of the Securities, including the right to vote the Shares.

        Section 2.2    Payment for the Shares and Closing.    In consideration for the purchase by the Purchaser of (i) the Shares, the Purchaser shall pay to the Seller on the Closing Date EIGHTEEN MILLION TWO HUNDRED SEVENTY SEVEN THOUSAND SEVENTY SIX DOLLARS SEVENTY TWO CENTS (U.S. $18,277,076.72) (the "Shares Closing Payment") and (ii) the Senior Notes, the Purchaser shall pay to the Seller on the Closing Date the sum of the aggregate principal amount of the Senior Notes plus the accrued and unpaid interest thereon (at the interest rate provided in the Senior Notes) through to and including the Closing Date (the "Senior Notes Closing Payment" and, together with the Shares Closing Payment, the "Closing Payment"). The Closing Payment shall be paid by the Purchaser to the Seller in cash by wire transfer of immediately available United States funds to the account designated in writing to the Purchaser by the Seller.

        Section 2.3    Closing.    The closing of the transactions contemplated herein (the "Closing") shall take place at the offices of Latham & Watkins, 650 Town Center Drive, 20th Floor, Costa Mesa, California at 8:00 a.m. local time on the Closing Date, unless the parties agree upon a different time, date or place.

        Section 2.4    Documents to be Delivered.    (a) At the Closing, (i) Seller shall deliver to the Purchaser, or shall cause the appropriate affiliate which is the record holder for purposes of the 2002 Annual Meeting of Stockholders of Holding (the "Record Holder") to deliver, (A) certificates evidencing the Shares owned by such Seller, duly endorsed in blank or with stock powers duly executed by such Seller, (B) the Senior Notes owned by such Seller (other than Secondary Securities in an aggregate principal amount equal to U.S.$425,383.00 issued in respect to the interest period ending June 30, 2001 (the "Lost Secondary Securities")), duly endorsed in blank or with security transfer powers duly executed by such Seller, and (C) a duly endorsed proxy or proxies irrevocably appointing Philip G. Satre, Charles L. Atwood, Anthony Sanfilippo and Stephen H. Brammell proxy to act for and

(iii)

in the name of Seller, or such Record Holder, to vote the Shares that the Seller, or such Record Holder, is entitled to vote at the 2002 Annual Meeting of Stockholders of Holding (the "Proxies") and (ii) Purchaser shall deliver to Seller, against delivery of such certificates and Proxies, by wire transfer pursuant to the wire instructions delivered by Seller to Purchaser, the Closing Payment;

(b) all instruments, certificates and documents executed and delivered to Purchaser pursuant to Section 2.4(a) shall be in form and substance and shall be executed in a manner reasonably satisfactory to Purchaser and its counsel; and

(c) all instruments, certificates and documents executed and delivered to the Seller pursuant to Section 2.4(a) shall be in form and substance and shall be executed in a manner reasonably satisfactory to the Seller and its counsel.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE PURCHASER

        Section 3.1    Representations and Warranties of the Seller.    The Seller represents and warrants to the Purchaser that (a) it is the sole lawful record and beneficial owner of, and has good and marketable title to, the Securities, free and clear of all Liens, (b) the execution, delivery and performance by the Seller of this Agreement and the consummation by the Seller of the transactions contemplated hereby (including, without limitation, the sale, assignment, transfer and conveyance of the Securities to the Purchaser and the granting of the Proxies to the Purchaser by Seller, or the Record Holder) have been duly authorized by all necessary action, (c) this Agreement has been duly executed and delivered by the Seller and constitutes a legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, and (d) neither it nor any of its affiliates, including the Record Holder, has executed, or granted, any proxy or other authority granting any Person the right and authority to vote the Shares at the 2002 Annual Meeting of Stockholders of Holding or otherwise voted the Shares at the 2002 Annual Meeting of Stockholders of Holding or agreed to vote the Shares at the 2002 Annual Meeting of Stockholders of Holding.

        Section 3.2    Representations and Warranties of the Purchaser.    The Purchaser represents and warrants to the Seller that:

          (a)  the execution, delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby (including, without limitation, the purchase of the Securities) have been duly authorized by all necessary action;

          (b)  this Agreement has been duly executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms;

          (c)  it is aware that the Securities have not been registered under the U.S. Securities Act of 1933, as amended (the "U.S. Securities Act") and that the offer and sale of Securities are being made in reliance on one or more exemptions under the U.S. Securities Act; and

          (d)  it is an "institutional accredited investor" as defined in Rule 501(a)(1), (2), (3) or (7) under the U.S. Securities Act.

(iv)

ARTICLE IV

CONDITIONS TO SALE

        Section 4.1    Conditions to Obligations of the Purchaser.    The obligation of the Purchaser to purchase the Securities at the Closing is subject to the fulfillment or the waiver by the Purchaser of each of the following conditions on or before the Closing Date:

          (a)  Each representation and warranty contained in Section 3.1 shall be true and correct on and as of the Closing Date with the same effect as though such representation and warranty had been made on and as of that date;

          (b)  The Seller shall have performed and complied with all agreements, covenants and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing; and

          (c)  The Purchaser shall have received such documents, instruments or certificates as the Purchaser may reasonably request, including, without limitation, the Proxies and the certificates in definitive form representing the Shares and the Senior Notes (other than in respect to the Lost Secondary Securities).

        Section 4.2    Conditions to Obligations of the Seller.    The obligation of the Seller to sell the Securities at the Closing is subject to the receipt by the Seller of evidence of payment of the Closing Payment.

ARTICLE V

COVENANTS OF THE SELLER AND THE PURCHASER

        Section 5.1    Post-Closing Purchase Price Adjustments.    The Purchaser covenants that if, at any time or from time to time on or prior to December 31, 2002, Harrah's Entertainment, Inc., the Purchaser or any of their respective Subsidiaries or Affiliates (collectively, the "HET Parties") purchases or otherwise acquires, directly or indirectly, any share or shares of common stock of Holding at a price per share (the "Per Share Purchase Price") greater than U.S. $10.54 per share (the "Per Share Base Price"), the Purchaser shall pay on January 3, 2003 (provided, that if, either individually or in combination, one or more of the HET Parties purchases or otherwise acquires, directly or indirectly, at least 95% of the common stock of Holding, prior to December 31, 2002 the Purchaser shall pay to the Seller on the earlier to occur of January 3, 2003 and the fifth Business Day after the date of such acquisition) in immediately available funds to the Seller an amount equal to the product of (i) the highest Per Share Purchase Price so paid by Purchaser or any of its Subsidiaries for any shares of common stock of Holding less the Per Share Base Price and (ii) 1,734,068. If there occur any stock splits, stock combinations or similar events with respect to the common stock of Holding after the Closing Date and on or prior to December 31, 2002, then equitable adjustments shall be made to the provisions of the preceding sentence to preserve the benefits thereof to the Seller, in each case with the economic effect to be the same as if the respective stock split, stock combination or other similar event had not occurred.

        Section 5.2    No Other Proxies or Voting of the Shares.    From and after the date of execution of this Agreement (and so long as the Closing Date occurs on or prior to the earlier 5.00 P.M., Eastern Standard Time, June 10, 2002 or the day immediately preceding the 2002 Annual Meeting of Shareholders of Holding (the "Specified Date")), the Seller shall not (i) execute, or grant, any proxy or any other authority (other than the Proxies) which grants a Person the right and authority to vote the Shares at the 2002 Annual Meeting of Stockholders of Holding, (ii) take any action or enter into any agreement (other than the execution and delivery of the Proxies) which results in votes being cast at the 2002 Annual Meeting of Stockholders of Holding with respect to the Shares, or (iii) take any action

(v)

which would affect or impair the ability of the Purchaser to vote the Shares at the 2002 Annual Meeting of Stockholders of Holding pursuant to the Proxies.

ARTICLE VI

SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

        Section 6.1    Survival of Representations.    The representations, indemnities and warranties of the Seller and the Purchaser contained in this Agreement shall survive the Closing.

        Section 6.2    Indemnification by the Seller.    The Seller agrees to indemnify, defend and hold the Purchaser harmless from all damages, losses, liabilities, obligations, claims of any kind, interest or expenses (including, without limitation, reasonable attorneys' fees and expenses) (collectively, "Losses"), suffered or paid, directly or indirectly, as a result of, in connection with, or arising out of (i) the failure of any representation or warranty made by the Seller in this Agreement to be true and correct as of the date of this Agreement and as of the Closing Date, and (ii) any breach by the Seller of any of its covenants, agreements or other obligations made or incurred under or pursuant to this Agreement or any document delivered pursuant hereto.

        Section 6.3    Indemnification by the Purchaser.    The Purchaser agrees to indemnify, defend and hold the Seller harmless from all Losses suffered or paid, directly or indirectly, as a result of, in connection with, or arising out of (i) any third party claim, action, litigation or lawsuit related to the transactions contemplated by this Agreement, (ii) the failure of any representation or warranty made by the Purchaser in this Agreement to be true and correct as of the date of this Agreement and as of the Closing Date, and (iii) any breach by the Purchaser of any of its covenants, agreements or other obligations made or incurred under or pursuant to this Agreement or any document delivered pursuant hereto.

        Section 6.4    Notice of Claim.    (a) In the event that either the Purchaser or the Seller seeks indemnification hereunder, such party (the "Indemnified Party") shall give written notice to the indemnifying party (the "Indemnifying Party") specifying the facts constituting the basis for such claim and the amount, to the extent known, of the claim asserted. Subject to the terms hereof, the Indemnifying Party shall pay the amount of any valid claim not more than thirty (30) days after the Indemnified Party provides notice to the Indemnifying Party of such amount.

(b) In case the Indemnifying Party no later than ten (10) days from receipt of the written notice referred to in sub-clause (a) shall object in writing to any claim for indemnification made by the Indemnified Party in any written notice of a claim, the Indemnifying Party and the Indemnified Party shall use their best efforts to settle the dispute by promptly consulting and negotiating with each other in good faith to attempt to reach a solution satisfactory to both the Indemnifying Party and the Indemnified Party. If they do not reach such solution within thirty (30) days of receipt of the written notice referred to in sub-clause (a), or if the parties have failed to confer within twenty (20) days after receipt of such notice, then, upon written notice by either the Indemnifying Party or the Indemnified Party to the other, the parties shall endeavor to settle the dispute by mediation administered by the American Arbitration Association (the "AAA") under its Commercial Mediation Rules before resorting to litigation or some other dispute resolution procedure. Unless the parties agree otherwise, the parties shall accept a mediator appointed by the AAA. If after reasonable efforts, and over a period of sixty (60) days from the initiation of the mediation procedure, the parties are unable to reach agreement on such dispute utilizing the mediator, each party may resort to any other remedy available to such party under applicable law. All applicable statutes of limitations and defenses based upon the passage of time shall be tolled while the procedures specified in this sub-clause (b) are pending. The parties shall take such action, if any, required to effectuate such tolling.

(vi)

        Section 6.5    Right to Contest Claims of Third Persons.    (a) If an Indemnified Party is entitled to indemnification hereunder because of a claim asserted by any claimant (other than an indemnified person hereunder) ("Third Person"), the Indemnified Party shall give the Indemnifying Party reasonably prompt notice thereof after such assertion is actually known to the Indemnified Party; provided, however, that the right of a person to be indemnified hereunder in respect of claims made by a Third Person shall not be adversely affected by a failure to give such notice unless, and then only to the extent that, an Indemnifying Party is irrevocably and materially prejudiced thereby. The Indemnifying Party shall have the right, upon written notice to the Indemnified Party, and using counsel reasonably satisfactory to the Indemnified Party, to investigate, secure, contest, or settle the claim alleged by such Third Person (a "Third-Person Claim"), provided that (i) the Indemnifying Party has unconditionally acknowledged to the Indemnified Party in writing its obligation to indemnify the persons to be indemnified hereunder with respect to such Third-Person Claim (the Indemnified Party may thereafter participate in (but not control) the defense of any such Third-Person Claim with its own counsel at its own expense, unless separate representation is necessary to avoid a conflict of interest, in which case such representation shall be at the expense of the Indemnifying Party), (ii) the Indemnifying Party has demonstrated to the reasonable satisfaction of the Indemnified Party the Indemnifying Party's financial wherewithal to accomplish its indemnification obligations with respect to such Third-Person Claim, (iii) the Indemnifying Party agrees that without the Indemnified Party's prior written consent it shall not (A) settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding related to the Third-Person Claim unless the settlement, compromise or consent also includes an express unconditional release of the Indemnified Party from all liability and obligations arising therefrom or (B) admit or otherwise concede that the Indemnified Party has committed, or caused to be committed by any person, any fraud or other crime, negligence, breach of statute or other act or omission affecting the reputation, and (iv) the Indemnifying Party shall keep the Indemnified Party informed of the status of the investigation, contest, conduct and settlement of such Third-Person Claim and shall consult in good faith with the Indemnified Party regarding the conduct of such Third-Person Claim and shall provide to the Indemnified Party for comment within a reasonable period prior to submission, all written submissions to any court or other tribunal with respect to the issues for which Indemnified Party is liable for an indemnity hereunder. Unless and until the Indemnifying Party so acknowledges its obligation to indemnify, the Indemnified Party shall have the right, at its option, to assume and control defense of the matter and to look to the Indemnifying Party for the full amount of the reasonable costs of defense. The failure of the Indemnifying Party to respond in writing to the aforesaid notice of the Indemnified Party with respect to such Third-Person Claim within twenty (20) days after receipt thereof shall be deemed an election not to defend the same. Any election to defend made by the Indemnifying Party twenty (20) days or more after receipt of the aforesaid notice shall not be valid unless and until the Indemnifying Party also pays all attorneys' fees and other expenses incurred by the Indemnified Party in defense of the Third-Person Claim prior to such date. If the Indemnifying Party does not so acknowledge its obligation to indemnify and assume the defense of any such Third-Person Claim, (a) the Indemnified Party may defend against such claim using counsel of its choice, in such manner as it may reasonably deem appropriate, including, but not limited to, settling such claim, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may reasonably deem appropriate, and (b) the Indemnifying Party may participate in (but not control) the defense of such action, with its own counsel at its own expense. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such Third-Person Claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by clear and convincing evidence that conduct of the Indemnified Party in the defense and/or settlement of such Third-Person Claim constituted gross negligence or willful misconduct. The Parties shall make available to each other all relevant information in their possession relating to any such Third-Person Claim and shall cooperate in the defense thereof.

(vii)

        Section 6.6    Scope of Indemnities.    The obligations of any Indemnifying Party referred to in Sections 6.2, 6.3, 6.4 and 6.5 shall be in addition to any rights that any Indemnified Party may otherwise have and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of any Indemnified Person and any Indemnifying Party.

        Section 6.7    Transfer Taxes.    All transfer, sales and use, value added, registration, documentary, stamp and similar taxes, fees, imports or charges imposed in connection with the sale of the Shares or any other transaction that occurs pursuant to this Agreement shall be borne by the Purchaser.

ARTICLE VII

MISCELLANEOUS

        Section 7.1    Further Assurances.    At any time and from time to time after the Closing, at the request of the Purchaser and without further consideration, the Seller shall promptly execute and deliver (i) such instruments of sale, transfer, conveyance, assignment and confirmation, and take all such other action as the Purchaser may reasonably request, more effectively to transfer, convey and assign to the Purchaser, and to confirm the Purchaser's title to the Securities and to grant the Purchaser the right to vote the Shares (including the right to vote at the 2002 Annual Meeting of Shareholders of Holding) and to otherwise carry out the purpose and intent of this Agreement, and (ii) such affidavits, indemnity, bond or related documents with respect to Lost Secondary Securities as may be reasonably requested by the Trustee or as otherwise required in Section 2.8 of the Indenture.

        Section 7.2    Expenses.    Each party shall be responsible for all fees and out-of-pocket expenses incurred by it in connection with the transactions contemplated by this Agreements.

        Section 7.3    Successors and Assigns.    This Agreement shall be binding upon the parties and upon their respective successors and permitted assigns and shall inure to the benefit of the parties and, except as otherwise provided herein, their respective successors and permitted assigns and transferees. The rights and obligations of a party under this Agreement may not be transferred or assigned except with the prior written consent of the other party.

        Section 7.4    No Third Party Beneficiaries.    Nothing expressed by or mentioned in this Agreement is intended or shall be construed to give any Person, other than the parties and their respective successors or permitted assigns and transferees, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained, this Agreement and all conditions and provisions hereof being intended to be and being for the sole and exclusive benefit of the parties and their respective successors and permitted assigns and transferees, and for the benefit of no other Person.

        Section 7.5    Entire Agreement.    This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and thereof, and there are no agreements, understandings, representations or warranties among the parties other than those set forth or referred to herein or therein. This Agreement supersedes all prior agreements and understandings, written or oral, among the parties with respect to such subject matter.

        Section 7.6    Amendments; Waivers.    Any provision of this Agreement may be amended only if such amendment is in writing and is signed by each party. Any waiver, express or implied, by a party of any right under this Agreement or of any breach by a party shall not constitute or be deemed as a waiver of any other right or any other breach, whether of a similar or dissimilar nature to the right or breach being waived.

(viii)

        Section 7.7    Severability.    If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not effected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

        Section 7.8    Headings.    The Article and Section headings in this Agreement are included for convenience of reference only and shall be disregarded in the interpretation of this Agreement.

        Section 7.9    Counterparts.    This Agreement may be signed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same document.

        Section 7.10    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to the choice of law principles thereof, as if it were an agreement to be performed entirely in the State of New York.

        Section 7.11    Payments.    All payments to be made hereunder shall be made without setoff or counterclaim, and shall be paid in cash on the date when due to the party to whom the respective payment is owed. If any amount owing under Section 5.1 is not paid on the date when due in accordance with the terms hereof, such amount shall bear interest for each day from the date the respective payment is owing until paid in full at a rate per annum equal to the rate which is 1% in excess of the Prime Lending Rate as in effect from time to time, provided, however, that if the number of days from and including the date the respective payment is owing to and including the day such payment is paid in full is less than or equal to 5 days then the rate per annum shall be the Prime Lending Rate as in effect from time to time. All calculations of interest shall be made on the basis of the actual number of days elapsed over a year of 360 days. As used herein, "Prime Lending Rate" shall mean the rate which Seller publicly announces in New York City from time to time as its Prime Lending Rate, as in effect from time to time. The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged by Seller to any customer. Seller may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.

        Section 7.12    Submission to Jurisdiction.    Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding relating to or arising under this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the fullest extent permitted by law, in such federal court and each party irrevocably and unconditionally waives, to the fullest extent permitted by law, the jurisdiction of any other courts that may correspond by virtue of their domicile (present or future) to the location of their assets or otherwise. Each of the parties hereto agrees that a final non-appealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any manner provided by law. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding relating to or arising under this Agreement in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. EACH OF THE PARTIES HERETO EXPRESSLY AND IRREVOCABLY WAIVES ALL RIGHT TO TRIAL

(ix)

BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) RELATING TO OR ARISING UNDER THIS AGREEMENT.

        Section 7.13    Notices.    Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, telecopier or cable communication) and mailed, telegraphed, telexed, telecopied, cabled or delivered to the respective party at the address specified opposite its signature below or at such other address as shall be designated by such party in a written notice to the other party hereto. All such notices and communications shall, when mailed, telegraphed, telexed, telecopied, or cabled or sent by overnight courier, be effective when deposited in the mails, delivered to the telegraph company, cable company or overnight courier, as the case may be, or sent by telex or telecopier.

        Section 7.14    Termination.    Either party shall be entitled to terminate this Agreement by written notice to the other party if the Closing Date shall not have occurred prior to the Specified Date; provided, however, if the conditions set forth in Section 4.1 have been satisfied by the Seller or waived by the Purchaser, the Purchaser shall not be entitled to terminate this Agreement in accordance with the preceding sentence and the Purchaser shall be obliged to immediately pay to the Seller the Closing Payment in cash by wire transfer of immediately available United States funds to the account designated in writing to the Purchaser by the Seller.

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        IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the day and year first above written.

DEUTSCHE BANK TRUST COMPANY AMERICAS
By:	/s/ CLARK G. PETERSEN Name: Clark G. Petersen Title: Vice President
By:	/s/ DAVID J. BELL Name: David J. Bell Title: Director
Address:
Deutsche Bank Trust Company Americas Mail Stop NYC01-0715 31 West 52nd Street New York, New York 10019 Attention: Mr Clark Peterson Fax: (646) 324-7441
HARRAH'S OPERATING COMPANY, INC.
By:	/s/ STEPHEN BRAMMELL Name: Stephen Brammell Title: Senior Vice President
Address:
c/o Harrah's Entertainment, Inc. One Harrah's Court Las Vegas, NV 89119 Attention: General Counsel Fax: (702) 407 6418
with a copy to:
Latham & Watkins 650 Town Center Drive, 20th Floor Costa Mesa, CA 92626 Attention: William J. Cernius Fax: (714) 755 8290

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STOCK AND NOTE PURCHASE AGREEMENT
ARTICLE I DEFINITIONS; RULES OF CONSTRUCTION
ARTICLE II SALE OF THE SECURITIES
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE PURCHASER
ARTICLE IV CONDITIONS TO SALE
ARTICLE V COVENANTS OF THE SELLER AND THE PURCHASER
ARTICLE VI SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION
ARTICLE VII MISCELLANEOUS